Exhibit 99.1
Tidelands Royalty Trust ‘B’
News Release
TIDELANDS ROYALTY TRUST ‘B’
ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION
     DALLAS, Texas, December 18, 2006 — Bank of America, N.A., as Trustee of Tidelands Royalty Trust ‘B’ (OTC BB: TIRTZ.OB), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $.520282 per unit, payable on January 12, 2007, to unit holders of record on December 29, 2006. This distribution includes royalties received from the Sabine Pass Block 13, Galveston Block 303 and West Cameron Block 165 fields. No royalties were received from the West Cameron Block 225 Field. Tidelands’ distributions to unitholders are determined by royalties received up to the date the amount is declared. There is a delay of about three months between the month of production and the time of payment.
     Update on the impact of Hurricanes Katrina and Rita for the four oil and gas fields.
West Cameron Block 165. No production was realized on this field from September 2005 to July 2006. Two new wells have been drilled in the West Cameron Block 165 Field. Devon has drilled Well No. A-8 on Block 165 to a total depth of approximately 15,000 feet and Newfield drilled Well No. 8 on lock 291 to a total depth of approximately 14,000 feet. Both wells are waiting to be completed.
Sabine Pass Block 13. According to information received from the operator, the production structures on this lease did not suffer significant damage from the hurricanes. As a result, production and sales were resumed in November 2005.
Galveston Area Block 303. According to information received from the operator, the production facilities on this lease did not suffer any damage. A new well (No. 7) is being drilled on this lease but no details as to its status have been released by the operator.
West Cameron Block 225. According to information received from the operator, the three wells on West Cameron Block 225 have been shut-in since September 2005. Well No. 6 was damaged and will require re-completion as a result of the hurricanes. The Minerals Management Service has granted a suspension of production to December 31, 2006.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 800.985.0794